EXHIBIT 99.2

PINNACLE ENTERTAINMENT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations as of and for the year ended December 31, 2013 based upon the consolidated historical financial statements of Pinnacle Entertainment, Inc. (“Pinnacle”).

On August 13, 2013, Pinnacle acquired Ameristar Casinos, Inc. (“Ameristar”). As a result of the acquisition, Pinnacle acquired eight Ameristar operating properties and agreed to divest Ameristar’s casino hotel development project in Lake Charles, Louisiana and the equity interests of the entities that own Lumière Place Casino, Hotel Lumière, Four Seasons, and related excess land parcels in St. Louis, Missouri (collectively, the “Lumière Place Casino and Hotels”). On April 1, 2014, Pinnacle completed the sale of all the equity interests of the entities that own the Lumière Place Casino and Hotels (the “Divestiture”).

The unaudited pro forma condensed combined balance sheet presents the financial position of Pinnacle at December 31, 2013 after giving effect to the Divestiture as if it had occurred on December 31, 2013. The unaudited pro forma condensed combined statement of operations gives effect to the Ameristar acquisition, the Divestiture, and reclassification adjustment to reflect the Ameristar Lake Charles development project as discontinued operations, in connection with its sale in November 2013, as if they had occurred on January 1, 2013. The unaudited pro forma adjustments reflecting the Ameristar acquisition have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification (“ASC”) 805, and reflect the allocations of the preliminary purchase price to the acquired assets and liabilities based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared based upon currently available information and assumptions deemed appropriate by Pinnacle’s management and is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction(s) had been completed as of the dates set forth above, nor is it indicative of the future results or current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of operations exclude certain nonrecurring charges associated with the Ameristar acquisition and the Divestiture. The unaudited pro forma condensed combined financial information should be read in conjunction with the separate historical financial statements and accompanying notes of Pinnacle.

Pinnacle Entertainment, Inc.

Condensed Combined Balance Sheet and Pro Forma Adjustments

As of December 31, 2013

(Unaudited)

(amounts in thousands)

	Historical
	Pinnacle Entertainment, Inc.	Lumiere Divestiture pro forma adjustments	Notes	Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$191,938	$263,341	a	$190,035
		(4,964)	b
		(260,259)	e
		(21)	g
Accounts receivable, net	33,569	—		33,569
Income tax receivable	17,397	—		17,397
Inventories	8,193	—		8,193
Prepaid expenses and other assets	20,871	—		20,871
Deferred income taxes	7,662	—		7,662
Assets of discontinued operations held for sale	319,189	(272,443)	c	46,746

Total current assets	598,819	(274,346)		324,473
Restricted cash	11,592	—		11,592
Property and equipment, net	3,039,874	—		3,039,874
Goodwill	919,282	—		919,282
Equity method investments	1,975	—		1,975
Other intangible assets, net	500,084	—		500,084
Deposits and other assets	—	—		—
Other assets	87,800	(2,514)	h	85,286

Total assets	$5,159,426	$(276,860)		$4,882,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,036	$—		$69,036
Accrued liabilities	261,261	(21)	g	261,240
Current portion of long-term debt	16,006	(5,000)	f	11,006
Liabilities of discontinued operations held for sale	26,103	(19,344)	c	6,759

Total current liabilities	372,406	(24,365)		348,041
Long-term debt less current portion	4,364,045	(246,151)	f	4,117,894
Deferred income taxes	31,321	—		31,321
Other long-term liabilities	166,484	—		166,484

Total liabilities	4,934,256	(270,516)		4,663,740
Commitments and contingencies
Stockholders’ equity:
Common stock	6,557	—		6,557
Additional paid-in capital	1,075,896	—		1,075,896
Accumulated other comprehensive income	390	—		390
Retained (deficit) earnings	(798,049)	(6,344)	d	(804,393)
Treasury stock	(71,090)	—		(71,090)

Total Pinnacle equity	213,704	(6,344)		207,360
Non-controlling interest	11,466	—		11,466
Total stockholders’ equity	225,170	(6,344)		218,826

Total liabilities and stockholders’ equity	$5,159,426	$(276,860)		$4,882,566

Pinnacle Entertainment, Inc.

Condensed Combined Statement of Operations and Pro Forma Adjustments

For the year ended December 31, 2013 (Unaudited)

(amounts in thousands, except per share data)

	Pinnacle Entertainment, Inc., year ended December 31, 2013	Ameristar Casinos, Inc., period from January 1, 2013 through August 12, 2013	Ameristar acquisition pro forma adjustments	Notes	Discontinued operations pro forma adjustments (m)	Lumiere Divestiture pro forma adjustments	Notes	Pro forma combined
Revenues:
Gaming	$1,327,266	$739,060	$(83,338)	a	$—	$—		$1,982,988
Food and beverage	78,857	82,129	(44,811)	a	—	—		116,175
Lodging	31,297	47,283	(34,114)	a	—	—		44,466
Retail, entertainment and other	50,416	17,510	(2,412)	a	—	—		65,514

Total revenues	1,487,836	885,982	(164,675)		—	—		2,209,143
Less: promotional allowances	—	(164,675)	164,675	a	—	—		—

Net revenues	1,487,836	721,307	—		—	—		2,209,143
Expenses and other costs:
Gaming	733,459	318,191			—	—		1,051,650
Food and beverage	69,756	33,684			—	—		103,440
Lodging	14,820	4,734			—	—		19,554
Retail, entertainment and other	23,303	5,971			—	—		29,274
General and administrative	287,381	176,390	(1,146)	a	—	—		441,185
			(21,440)	h
Depreciation and amortization	148,456	62,208	10,921	b	—	—		221,188
			(397)	c
Pre-opening and development costs	89,009	—	1,146	a	(1,146)	—		3,217
			(85,792)	j
Impairment of land, building, vessels and equipment	—	4,977	(4,977)	a	—	—		—
Net gain on disposition of assets	—	(46)	46	a	—	—		—
Write-downs, reserves and recoveries, net	17,265	—	4,931	a	—	—		22,196

Total expenses and other costs	1,383,449	606,109	(96,708)		(1,146)	—		1,891,704

Operating income (loss)	104,387	115,198	96,708		1,146	—		317,439
Interest expense, net	(169,812)	(69,483)	42,530	d	—	686	n	(274,352)
			(74,878)	e
			(8,322)	f
			4,922	g
			5	a
Loss on early extinguishment of debt	(30,830)	—	30,830	i	—	—		—
Interest income	—	5	(5)	a	—	—		—
Loss from equity method investment	(92,181)	—	—		—	—		(92,181)

Income (loss) from continuing operations before taxes	(188,436)	45,720	91,790		1,146	686		(49,094)
Income tax benefit (expense)	55,055	(18,370)	(46,697)	k, l	—	(12)	o	(10,024)

Income (loss) from continuing operations	$(133,381)	$27,350	$45,093		$1,146	$674		$(59,118)

Income (loss) from continuing operations per common share:
Basic	$(2.27)	$0.83	n/a		n/a	n/a		$(1.01)
Diluted	$(2.27)	$0.78	n/a		n/a	n/a		$(1.01)
Weighted average shares:
Basic	58,707	33,027	—		—	—		58,707
Diluted	58,707	35,004	—		—	—		58,707

Pinnacle Entertainment, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1.  Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Ameristar acquisition, the Divestiture, and the related transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The Ameristar acquisition pro forma adjustments are based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Ameristar acquisition and certain other adjustments. The determination of the purchase price allocation is based on the fair values of assets acquired and liabilities assumed as of the date the Ameristar acquisition closed. The purchase price allocation valuation analysis has not been finalized for acquisition date income tax balances. Therefore, changes in acquisition date income tax balances could result in significant changes to the unaudited pro forma condensed combined financial information, including goodwill.

This information should be read in conjunction with Pinnacle’s historical financial statements and accompanying notes in its Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 3, 2014. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

Note 2.  Description of Transactions

On December 20, 2012, Pinnacle, PNK Holdings, Inc., PNK Development 32, Inc., and Ameristar entered into an Agreement and Plan of Merger (as amended by that certain First Amendment, entered into on February 1, 2013 (the “First Amendment”) and that certain Second Amendment, entered into on March 14, 2013 (the “Second Amendment”, and as amended by the First Amendment and the Second Amendment, the “Merger Agreement”)). On August 13, 2013, Pinnacle completed the acquisition of Ameristar pursuant to the Merger Agreement. Upon completion of the acquisition, Ameristar was merged with and into Pinnacle and ceased to exist as a separate entity.

Pursuant to the terms of the Merger Agreement, (i) each share of Ameristar common stock, par value $0.01 per share (the “Ameristar Common Stock”), outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $26.50 in cash; (ii) each outstanding option to purchase Ameristar Common Stock was accelerated and automatically converted into the right to receive a cash payment equal to the product of (x) the difference between $26.50 and the exercise price and (y) the number of shares of Ameristar Common Stock subject to such stock option; and (iii) each outstanding restricted stock unit was accelerated and automatically converted into the right to receive a cash payment equal to the product of (x) $26.50 and (y) the number of shares of Ameristar Common Stock subject to such restricted stock unit, in each case without interest and subject to deduction for any required withholding tax.

Pinnacle acquired Ameristar for approximately $2.8 billion, including assumed debt, largely with debt financing consisting of proceeds from the sale of $850 million in aggregate principal amount of 6.375% senior unsecured notes due 2021 and initial borrowings under a new Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement consists of a $1.0 billion revolving credit facility, of which approximately $365 million was drawn down at the closing of the Ameristar acquisition, and $1.6 billion in term loans at closing of the Merger.

On April 2, 2013, Ameristar successfully completed the solicitation of consents from holders of the $1.040 billion outstanding principal amount of Ameristar’s 7.50% Senior Notes due 2021 (the “Ameristar Notes”) for waivers of and amendments to certain provisions of the indenture governing the Ameristar Notes the Ameristar acquisition. The holders of the Ameristar Notes received an aggregate consent fee of $19.6 million, or $19.00 for each $1,000 in principal amount of the Ameristar Notes for which consents were validly delivered and unrevoked. Upon the closing of the Ameristar transaction, Pinnacle assumed the Ameristar Notes.

On August 17, 2013, Pinnacle redeemed $450 million in aggregate principal amount of the then outstanding 8.625% senior unsecured notes due 2017, at a redemption price equal to 104.313% of the principal amount of the notes, plus accrued and unpaid interest to August 17, 2013.

On August 16, 2013, Pinnacle, and its subsidiaries, Casino Magic, LLC (“Holdings”), Casino One Corporation (“Target”), PNK (ES), LLC (“ES”), PNK (ST. LOUIS RE), LLC (“RE”) and PNK (STLH), LLC (“STLH”, and together with Target, ES and RE, the “Companies”) entered into an Equity Interest Purchase Agreement dated as of August 16, 2013 (the “Agreement”) with Tropicana St. Louis LLC, a Delaware limited liability company (“Buyer”) and a subsidiary of Tropicana Entertainment, Inc. (“Tropicana”), to sell its ownership interests in the Companies. The Companies own and operate the Lumière Place Casino, the Four Seasons Hotel St. Louis and Hotel Lumière, and related excess land parcels in St. Louis, Missouri.

On April 1, 2014, Pinnacle closed the sale of its ownership interest in the Companies to Tropicana. At closing, Pinnacle received approximately $263.3 million in cash, which amount is subject to change for the finalization of certain net working capital and other adjustments. Pinnacle used $260.3 million in sales proceeds received at closing to repay the remaining principal amount outstanding of its Term Loan B-1 and a portion of the principal amount outstanding of its Term Loan B-2 under its Amended and Restated Credit Agreement.

Note 3.  Calculation of Purchase Consideration

The fair value of the consideration transferred at the closing date includes the purchase price of the assets acquired, offset by the fair value of certain liabilities assumed and expenses incurred on behalf of Ameristar.

The purchase price, excluding assumed debt, is as follows (amounts in thousands):

Consideration for Ameristar issued and outstanding common stock (i)	$877,214
Consideration for Ameristar stock options and restricted stock units	85,214
Consideration for repayment of Ameristar debt	878,828

Total consideration transferred	$1,841,256

(i)	Consideration for Ameristar’s issued and outstanding common stock based on 33,102,407 shares issued and outstanding as of August 12, 2013.

Note 4.  Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Ameristar will be recorded at the acquisition date fair values and added to those of Pinnacle. The pro forma adjustments are based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of the acquisition date and have been prepared to illustrate the estimated effect of the transactions. The purchase price allocation valuation analysis has not been finalized for acquisition date income tax balances. Therefore, changes in acquisition date income tax balances could result in significant changes to the unaudited pro forma condensed combined financial information, including goodwill.

The following table reflects the preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed, with the excess recorded as goodwill.

(in thousands)
Current and other assets	$152,165
Property and equipment	1,783,735
Goodwill	860,805
Intangible assets (i)	524,200
Other non-current assets	39,496

Total assets	3,360,401
Current liabilities	179,493
Deferred tax liabilities (ii)	218,646
Other long-term liabilities	8,109
Debt (iii)	1,112,897

Total liabilities	1,519,145

Net assets acquired	$1,841,256

(i)	Intangible assets consisted of trade names, customer relationships, and gaming licenses for certain properties.
(ii)	Ameristar’s deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, debt and deferred financing costs. Deferred tax adjustments also considered the effect of the cash settlement of Ameristar’s stock options and restricted stock units, and Ameristar’s valuation allowance against its deferred tax assets.
(iii)	Debt is comprised of the fair value of Ameristar Notes.

The fair value of property and equipment was estimated using a combination of the income, market and cost approaches, depending on the characteristics of the asset classification. Certain personal property components of these assets (slot machines, furniture, fixtures and equipment, resort signage, vehicles and computer equipment) were valued using the cost approach, which is based on replacement or reproduction costs of the assets. The fair value of the land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost.

The fair value of the assumed long-term debt was estimated based on bid prices for the Ameristar Notes as of the acquisition date.

Note 5.  Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2013

The unaudited pro forma condensed combined balance sheet presented above reflects the following specific adjustments:

(a)	Reflects sale proceeds from the Divestiture.
(b)	Reflects adjustment to the sale proceeds for transaction costs directly associated with the Divestiture.
(c)	Adjustment to remove the historical book value of the assets and liabilities as a result of the Divestiture and the related cost to sell liability accrued at December 31, 2013 associated with the Divestiture.
(d)	Reflects (i) a $9.9 million reduction in retained earnings for the removal of the unamortized historical book value of the Term Loan B-1 original issue discount and debt issue costs in connection with the assumed repayment of the remaining outstanding Term Loan B-1 debt, (ii) a $1.7 million reduction in retained earnings for the removal of a portion of the unamortized historical book value of the Term Loan B-2 original issue discount and debt issue costs in connection with the assumed repayment of a portion of the outstanding Term Loan B-2 debt, and (iii) an increase in retained earnings of $5.3 million associated with an assumed gain on the Divestiture.
(e)	Adjustment reflects the cash proceeds from the sale assumed to be used in the repayment of the remaining Term Loan B-1 debt outstanding and a portion of the Term Loan B-2 debt outstanding under Pinnacle’s Amended and Restated Credit Agreement.
(f)	Reflects the reduction of the entire carrying value of Term Loan B-1 and a portion of the carrying value of the Term Loan B-2 debt under Pinnacle’s Amended and Restated Credit Agreement. The Term Loan B-1 and Term Loan B-2 repayments are made using an assumed $260.3 million of the Divestiture proceeds offset by a $9.1 million original issue discount adjustment on the carrying value of Term Loan B-1 and B-2 debt.
(g)	Removal of accrued interest associated with the assumed Term Loan B-1 repayment.
(h)	Removal of unamortized debt issue costs associated with the assumed full Term Loan B-1 repayment and repayment of a portion of the Term Loan B-2 debt.

Note 6.  Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2013

The unaudited pro forma condensed combined statement of operations presented above reflects the following specific adjustments:

(a)	Represents reclassification adjustments to conform presentation of Ameristar to presentation of Pinnacle.
(b)	Reflects the adjustment to amortization expense due to the amortization of the customer relationship and favorable lease intangible assets recognized in purchase accounting.
(c)	Reflects the adjustment to depreciation expense due to the fair value adjustment of property and equipment.
(d)	Represents the removal of the interest expense associated with the historical debt that was refinanced.
(e)	Reflects the interest expense associated with the debt financing incurred to finance the Ameristar acquisition. The pro forma interest expense arising from the additional borrowings has been computed using the rate on the $850.0 million of the original notes issued in contemplation of the Ameristar acquisition, and the rates on the existing Pinnacle term loan and the revolving credit facility under the new credit facility. The term loans bear interest at a LIBOR rate plus 2.75% and carry a 1.0% LIBOR floor. The revolving credit facility bears interest, at Pinnacle’s option, at either a LIBOR rate plus a margin ranging from 1.75% to 2.75% or at a base rate plus a margin ranging from 0.75% to 1.75%, in either case based on our consolidated total leverage ratio. Each 1/8th% change in the variable rate on the approximate $1,296.5 million and $493.6 million borrowed under the new term loan and revolving credit facility at closing would result in a change in interest expense of $1.6 million and $0.6 million for the year ended December 31, 2013, respectively.
(f)	Reflects the amortization of deferred financing charges and debt discount associated with Pinnacle’s new Amended and Restated Credit Agreement.
(g)	Reflects the amortization of the fair value premium associated with the 7.50% senior notes due 2021 originally issued by Ameristar.

(h)	Represents the removal of Ameristar’s stock compensation expense on in-the-money stock awards that vested as a result of the Ameristar acquisition.
(i)	Represents the removal of the Pinnacle loss on early extinguishment related to the early redemption of Pinnacle’s 8.625% senior notes due 2017 and the amendment and restatement of Pinnacle’s Credit Agreement. The loss on early extinguishment directly relates to the financing of the Ameristar acquisition.
(j)	Represents the removal of Ameristar acquisition costs.
(k)	Reflects the adjustment for deferred tax expense related to amortization of indefinite-lived assets.
(l)	An effective tax rate of 0% was applied to Pinnacle and Ameristar’s pro forma adjustments for federal and states with full valuation allowances. Impact of income tax for states without a full valuation allowance are computed for the adjustment. In addition, pro forma adjustments reflect the exclusion of the $58.4 million tax benefit recorded during 2013 as a result of the consolidation of Pinnacle deferred tax assets with the Ameristar deferred tax liability.
(m)	Represents an adjustment to remove the operations of Ameristar Lake Charles, included in the Ameristar results of operations from January 1, 2013 through August 12, 2013, in connection with the divestiture of those assets in November 2013.
(n)	Reflects the adjustment for the reduction of historical interest expense associated with the assumed repayments of $260 million of Term Loan B-1 principal outstanding under Pinnacle’s Amended and Restated Credit Agreement on August 13, 2013, the date Pinnacle entered into the Amended and Restated Credit Agreement, with proceeds from the Divestiture. The reduction in historical interest expense is offset by increases in interest expense associated with the acceleration of amortization of Term Loan B-1 original issue discount and debt issue costs over the same period assuming the initial $260 million of Term Loan B-1 principal reduction and subsequent actual principal repayments, which together assumes the full repayment of Term Loan B-1 debt in 2013.
(o)	Represents the adjustment to income tax expense by applying the applicable jurisdictional tax rate of approximately 1.7% to the pro forma adjustment.